SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 14, 2004

Date of Report (Date of Earliest Event Reported)

Schering-Plough Corporation

(Exact name of registrant as specified in its charter)

New Jersey	1-6571	22-1918501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2000 Galloping Hill Road Kenilworth, NJ 07033
(Address of principal executive offices, including Zip Code)
(908) 298-4000
(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

Moody's Credit Rating Actions

On July 14, 2004 Moody's Investors Service:

1. downgraded its rating for Schering-Plough Corporation senior unsecured notes to Baa1 (from A3),

2. downgraded its rating for the Schering-Plough senior unsecured shelf registration to (P)Baa1 (from (P)A3),

3. downgraded its rating for the Schering-Plough subordinated shelf registration to (P)Baa2 (from (P)Baa1),

4. downgraded its rating for the Schering-Plough cumulative and non-cumulative preferred stock shelf registration to (P)Baa3 (from (P)Baa2),

5. reaffirmed its ratings for the commercial paper of Schering-Plough and Schering Corporation (a subsidiary of Schering-Plough) as Prime-2, and

6. indicated that the ratings outlook is negative.

Moody's has issued its press release, which includes additional information about its analysis relating to its ratings actions, publicly.

Long-Term Borrowing with Step Up Provisions Tied to Credit Ratings

On November 26, 2003, Schering-Plough issued $1.25 billion aggregate principal amount of 5.3 percent senior unsecured notes due 2013 and $1.15 billion aggregate principal amount of 6.5 percent senior unsecured notes due 2033 (together, the "notes").

The interest rates payable on the notes are subject to adjustment upon specified changes in Schering-Plough's credit ratings. Today's downgrade by Moody's is one of such specified changes and it triggers an increase of the interest rates on the notes by 25 basis points, effective with the next interest period which begins December 1, 2004.

The increase in Schering-Plough's annual interest expense based on this increase in the interest rates on the notes will be approximately $6 million per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schering-Plough Corporation

By:/s/Douglas J. Gingerella

Douglas J. Gingerella

Vice President and Controller

Date: July 14, 2004